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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The following are subsidiaries of Microfield Group, Inc.:

Christenson Electric, Inc.
EnergyConnect, Inc.
*Christenson Velagio, Inc.


*The operations of Christenson Electric and Christenson Velagio were combined at the beginning of 2006, and now do business under the name Christenson Electric, Inc. Christenson Velagio remains as an inactive wholly-owned subsidiary of Microfield Group, Inc.

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